Exhibit 10.8

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (“Agreement”) is effective this 27th day of July, 2013 (“Effective Date”), between Medtronic Inc., having an address at 8200 Coral Sea Street N.E., Moundsview, MN 55112 (“Medtronic”), and SynCardia Systems, Inc., having an address at 1992 Silverlake Road, Tucson, AZ 85713 (“SynCardia”). Each of Medtronic and SynCardia is referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, in June, 2013, SynCardia approached Medtronic about the possibility of licensing its design and manufacturing know-how for Medtronic’s Med-Hall Valve to SynCardia to allow SynCardia to manufacture the Med-Hall Valve as a component part of SynCardia’s Total Artificial Heart product;

WHEREAS, Medtronic discontinued the manufacturing and sale of the Med-Hall Valve in 2010, and had no intention of resuming manufacturing, or selling or licensing the design and/or manufacturing know how, after such discontinuation;

WHEREAS, SynCardia expressed its interest in licensing such information about the Med-Hall Valve because it had no other option for a viable valve to include as a component part of the TAH;

WHEREAS, in support of Medtronic’s Mission that its first and foremost priority is to contribute to human welfare (“Medtronic’s Mission”), Medtronic agreed to provide to SynCardia documents that Medtronic may possess, that could be found after a reasonable search, relating to its manufacturing of the Med-Hall Valve, and to license such materials contained in those documents, to assist SynCardia in its attempt to manufacture a viable valve as a component part of TAH;

WHEREAS, in support of Medtronic’s Mission, Medtronic allowed independent contractors of SynCardia’s to search and gather documents retained in Medtronic’s document retention system and to necessarily gain access to all of Medtronic’s Confidential Information in that search;

NOW THEREFORE, for and in consideration of the terms contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged,

the Parties intentionally and expressly agree that the entirety of the above Recitals are incorporated into this Agreement as material terms and provisions of this Agreement, and further agree as follows:

1.	Definitions

1.1      “Affiliate” of Medtronic or SynCardia means a person or entity that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, Medtronic or SynCardia, as applicable.

1.2      “Control” means ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

1.3      “Document Gathering Period” means the period beginning on July 18, 2013, and ending 30 days after the Effective Date.

1.4      “Hall Valve” means the Med-Hall Valve only as a component of the TAH, including any and all sizes of the Hall Valve, whether now existing or hereafter developed. Hall Valve expressly does not include the use of the Med-Hall Valve in any mechanical circulatory support devices other than TAH.

1.5      “Hall Valve Documents” has the meaning provided in Section 4.

1.6      “Licensed Material” has the meaning provided in Section 4.

1.7      “TAH” means SynCardia’s Total Artificial Heart product in any and all sizes, whether now existing or hereafter developed.

2.	License Grant

For other good and valuable consideration, the sufficiency of which is acknowledged by the Parties, Medtronic hereby grants to SynCardia:

2.1      A non-exclusive, worldwide, perpetual, non-revocable (except for termination for cause), non-assignable (except in Change of Control) license to make or have made, only as a component part of TAH, Hall Valves, and to use the Licensed Material and Hall Valve Documents for such purposes.

2.2      A non-exclusive, worldwide, perpetual, non-revocable (except for termination for cause), non-assignable (except in Change of Control) license to use, sell, have sold, offer for sale, import or distribute TAH, incorporating Hall Valves as a component part, and to use the Licensed Material and Hall Valve Documents for such purposes (2.1 and 2.1 are referred to collectively as the “License”).

3.	Contract Manufacturers

The scope of the license shall allow SynCardia to contract with third parties for the manufacture of Hall Valve, only as a component part of the TAH, on the following conditions:

3.1      Any contract with third parties for the manufacture of the Hall Valves includes confidentiality obligations with regard to Confidential information, at least as stringent as those found in this Agreement;

3.2      Any contract with third parties for the manufacture of Hall Valves include a restriction that the third party contractor have the right under the License to manufacture the Hall Valve for SynCardia only as a component part of the TAH, and for no other purpose; and

3.3      Any contract with third parties for the manufacture of Hall Valves include Medtronic as an intended third party beneficiary of the provisions satisfying 3.1 and 3.2 above in the contract.

4.	Medtronic’s Obligation

Medtronic agrees, on a one-time basis, (i) to make a reasonable effort during the Document Gathering Period to locate documents related to the design and manufacture of the Hall Valve stored in Medtronic’s document retention systems (“Licensed Material”), (ii) to provide access to Medtronic’s document retention systems during the Document Gathering Period for the purpose or searching and gathering documents containing Licensed Material (“Hall Valve Documents”), and (iii) to deliver to SynCardia within five (5) business days after expiration of the Document Gathering Period true and complete electronic copies of the Hall Valve Documents actually located by Medtronic and/or the SynCardia Agent(s) in Medtronic’s document retention systems. Each Hall Valve Document shall be delivered to SynCardia in the same form in which such Hall Valve Documents exist on Medtronic’s document retention systems (e.g., Word or Excel file). All Hall Valve Documents, and the Licensed Material contained therein, are provided on as “as is” basis.

5.	SynCardia’s Obligations

5.1      Search and Gathering of Documents. Medtronic advises SynCardia that […***…] employment with Medtronic terminated on or before July 12, 2013. SynCardia shall have the right to engage […***…] and […***…] as independent contractors to SynCardia (“SynCardia Agents”), in each case, solely after termination of such individual’s employment with Medtronic (and, in the case of […***…], termination of any applicable holdover period), to assist SynCardia (a) in the search and gathering of Hall Valve Documents; (b) in the use of the Licensed Material contained in such Hall Valve Documents solely within the scope of the License; and (c) in the manufacture (whether by SynCardia or by its third party contract manufacturer on SynCardia’s behalf) of

***Confidential Treatment Requested

(i) Hall Valves as component parts of TAH and (ii) TAH incorporating Hall Valves as a component part, in each case, solely within the scope of the License (collectively, “Hall Valve Services”). For clarity, SynCardia shall have the right to engage the SynCardia agents to perform other services in addition to the Hall Valve Services, provided that such SynCardia Agents’ use of Licensed Material and Medtronic Confidential Information is at all times within the scope of the License and in compliance with this Agreement.

Each SynCardia Agent shall provide Hall Valve Services to SynCardia solely pursuant to a written consulting agreement (each, a “Consulting Agreement”). SynCardia shall be solely responsible for any and all actions or omissions of the SynCardia Agents while providing services to SynCardia, and for compensating the SynCardia Agents for services and reporting such compensation to the IRS on appropriate forms. Each Consulting Agreement shall:

(a)	contain obligations of confidentiality requiring such SynCardia Agent to keep all Medtronic Confidential Information to which he has access confidential, in perpetuity;

(b)	expressly make Medtronic an intended third party beneficiary of such SynCardia Agent’s obligations of confidentiality with respect to Medtronic Confidential Information under such Consulting Agreement.

Medtronic acknowledges receipt of a copy of […***…] consulting agreement with SynCardia and confirms that such consulting agreement complies with the requirements of this Section 5.1. After a Consulting Agreement with a SynCardia Agent is signed and delivered to Medtronic, such SynCardia Agent will be granted reasonable access to Medtronic’s document retention systems upon request. Such document retention systems retain, among other Confidential Information, files that were in existence at the time Medtronic ceased its production of the Hall Valve, including a list of what purports to be files of documents related to the cessation of production by Medtronic (“List of Files”). Such document retention systems also retain Confidential Information on other products and technology, separate from the Hall Valve. Such SynCardia Agents will necessarily have access to and exposure to all such Confidential Information.

Medtronic will allow SynCardia Agents to review each file on the List of Files. Medtronic will also allow SynCardia a broader search for any other documents related to the Hall Valve.

After the execution of this Agreement, but prior to […***…] entering into a Consulting Agreement with SynCardia, Medtronic will expressly waive in writing […***…] non-compete and confidentiality obligations to Medtronic to the extent necessary to permit him to provide Hall Valve Services to SynCardia.

No Licensed Material shall be delivered to SynCardia or a SynCardia Agent until such time as this Agreement is fully executed by all Parties.

***Confidential Treatment Requested

5.2	Royalties Payable to Medtronic

5.2.1      SynCardia shall pay Royalties to Medtronic on a quarterly basis, within fifteen (15) days after the end of the quarter in which such royalties accrue, calculated as follows:

(a)	[…***…] for each Hall Valve manufactured by, or on behalf of, SynCardia, specifically excluding:

(i) The first fifty (50) valves manufactured which:

(1)  are not intended as component parts of the TAH, if such valves are scrapped during the process of SynCardia first learning to manufacture Hall valves; or

(2)  Do not meet applicable regulatory requirements for incorporation into TAH (“Royalty”).

(b)	The Royalty accrues at the following times:

(i)	When a Hall Valve is manufactured by SynCardia, at the time of completion of manufacture; or

(ii)	When a Hall Valve is manufactured by a contract manufacturer engaged by SynCardia, at a reasonable time after contract manufacturer’s completion of manufacture, of SynCardia’s receipt and acceptance of the contract manufactured Hall Valve.

5.2.2   At the expiration of ten (10) years from the Effective Date of this Agreement, and subject to payment in full of all Royalties accrued prior to such expiration, the License shall be fully paid and no further Royalties will accrue.

5.3	Reimbursement of Expenses to Medtronic

5.3.1   SynCardia shall reimburse Medtronic in the amount of […***…] for each hour spent by Medtronic personnel in negotiating and executing this transaction, in searching for and gathering documents, and in compiling and delivering documents (“Time Spent”) as follows:

(a)      SynCardia will make an advance payment in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) at the time of execution of this Agreement (“Advance”); and

(b)      Medtronic will provide SynCardia with a monthly accounting of Time Spent and notify SynCardia, if and when Time Spent

***Confidential Treatment Requested

reaches an equivalent of […***…].

(c)      Any portion of the Advance that remains unexpended when the Hall Valve Documents containing the Licensed Materials are delivered to SynCardia shall be held by Medtronic to provide SynCardia with a credit toward future Royalties.

(d)      In the event at the conclusion of the search for and gathering of documents, very few documents have been found, Medtronic agrees to refund 90% of the Advance, in conjunction with the Parties terminating this Agreement.

5.4	Confidentiality

5.4.1 “Confidential Information” shall mean all confidential and/or proprietary information, including, but not limited to, current or historical data, techniques, know-how, practices, reports, forecasts, ideas, designs, plans, processes, drawings, sketches, specifications, models, samples, material compositions, circuit schematics, manufacturing techniques, devices, computer programs, pro formas or documentation, and other technical, financial or business data, that, in each case, reside in Medtronic’s document retention systems; and such information shall be presumed to be the Confidential Information of Medtronic whether the communication of the information was in written, electronic, oral, tangible or intangible, regardless of whether or not such information is labeled or identified as “confidential,” “proprietary,” or the like. “Confidential Information” will not include information that SynCardia proves through competent written evidence:

(a)       was lawfully known to SynCardia prior to receipt thereof under this Agreement, as evidenced by SynCardia’s written records kept in the ordinary course;

(b)       is disclosed without restriction to SynCardia in good faith by a third party who is in lawful possession thereof and who has the right to make such disclosure;

(c)       is or becomes public knowledge, by publication or otherwise, through no fault of SynCardia; or

(d)       is independently developed by SynCardia without utilizing Medtronic’s Confidential Information, as evidenced by SynCardia’s written records kept in the ordinary course.

5.4.2   SynCardia will keep the Confidential Information secret and confidential and will protect the Confidential Information from disclosure, accidental loss or unauthorized access or use. SynCardia will not use or

***Confidential Treatment Requested

exploit the Confidential Information for the benefit of any third party and may only use the Confidential Information as provided for in the License or as specifically authorized by Medtronic in writing. Any disclosure of Confidential Information by SynCardia to SynCardia’s employees, contractors, including contract manufacturers, will be to only those who have a need to know the Confidential Information. To the extent necessary to protect Medtronic’s rights, SynCardia will have appropriate agreements with its employees or contractors, including contract manufacturers, whose services it may require sufficient to enable it to comply with all the terms of this Agreement. SynCardia is responsible for any disclosure or use of Confidential Information by SynCardia employees or contractors, including contract manufacturers, in breach of the terms of this Agreement. SynCardia shall notify Medtronic immediately upon discovery of any unauthorized use or disclosure of Confidential Information, and will cooperate with Medtronic to help Medtronic regain possession of the Confidential Information, mitigate any harmful effects and prevent its further unauthorized use or disclosure.

(a)     Medtronic agrees to provide to SynCardia, at SynCardia’s request, a letter to be used by SynCardia with contract manufacturers, potential investors or potential acquirers of the TAH business which will include the following information:

SynCardia has been granted a license from Medtronic as follows:

A non-exclusive, worldwide, perpetual, non-revocable (except for termination for cause), non-assignable (except in Change of Control) license to make or have made, only as a component part of TAH, Hall Valves, and to use the Licensed Material and Hall Valve Documents for such purposes.

A non-exclusive, worldwide, perpetual, non-revocable (except for termination for cause), non-assignable (except in Change of Control) license to use, sell, have sold, offer for sale, import or distribute TAH, incorporating Hall Valves as a component part, and to use the Licensed Material and Hall Valve Documents for such purposes.

(b)     SynCardia may also disclose Confidential Information if and to the extent such disclosure is reasonably necessary in the following instances: (i) enforcing SynCardia’s rights under this Agreement; and (ii) in regulatory filings and submissions with respect to (A) Hall Valves as component parts of TAH and (B) TAH incorporating Hall Valves as a component part.

5.4.3  Required Disclosure.    In the event that, on the advice of legal counsel, SynCardia is compelled by law to disclose Confidential Information, SynCardia will notify Medtronic in advance of such disclosure about the need for any such disclosure so that Medtronic may seek a protective order or other remedy. At Medtronic’s request and expense, SynCardia will cooperate with all lawful efforts by Medtronic to ensure protection of the disclosed Confidential Information to the extent allowable by law.

5.4.4  Copies, Return or Destruction. SynCardia shall not copy or duplicate any materials containing Confidential Information except as necessary or useful to exercise the License and other rights expressly granted hereunder and otherwise to accomplish the purposes of this Agreement. In the event of termination (but not expiration) of this Agreement, SynCardia will return all materials containing Confidential Information that have been provided by Medtronic or an Affiliate of Medtronic, including all copies, upon demand by Medtronic, provided that SynCardia may retain copies as necessary to monitor compliance with its surviving obligations hereunder or as required by applicable law. SynCardia shall continue to treat any materials containing Medtronic Confidential Information that are not returned to Medtronic in accordance with this Section 5.4.

5.4.5  Publicity.  Neither Party shall make any public announcement about or advertise the existence of this Agreement or divulge its terms and conditions without the prior written agreement of the other Party, except that a Party may, without such consent, make such public announcements as such party determines, based on advice of legal counsel, are required by applicable law or regulation.

5.4.6  Confidentiality of Agreement.     This Agreement and the Security Agreement, and the Parties’ discussions and negotiation of the terms hereof and thereof, shall be considered the confidential information of both Parties and may be disclosed by a Party solely to the extent permitted by Sections 5.4.2(b) and 5.4.3, mutatis mutandis; or to potential investors and potential acquirors in connection with due diligence or similar investigations by such third parties, and disclosure to potential investors in confidential financing documents, provided, in each case, that any such third party agrees to be bound by reasonable obligations of confidentiality and non-use.

5.4.7  Term of Obligation.  The provisions of this Section 5.4 shall survive the termination or expiration of this Agreement.

5.5	Insurance

SynCardia will procure and maintain levels of Comprehensive General Liability and Product Liability insurance and name Medtronic as an additional insured on such policies, as follows:

Comprehensive General Liability	- One Million Dollars ($1,000,000)/General Aggregate Two Million Dollars ($2,000,000)

Product Liability	- Ten Million Dollars ($10,000,000)/General Aggregate Ten Million Dollars ($10,000,000)

5.6	Security Agreement

SynCardia shall grant and Medtronic shall perfect a security interest of first priority in the License through a Security Agreement executed by the Parties contemporaneously herewith (“Security Agreement”). SynCardia shall execute all documents and do all acts that Medtronic reasonably requests to effectuate the Security Agreement and fulfill SynCardia’s obligations under the Security Agreement, all at no charge to Medtronic.

5.7	Regulatory Approvals

5.7.1  SynCardia shall obtain and maintain all regulatory approvals, registrations and clearances, for any and all jurisdictions in which it sells or distributes TAH with the component Hall Valve.

5.7.2  SynCardia acknowledges that Medtronic’s regulatory approvals for use of the Hall Valve have not and will not be assigned and likely are not sufficient for SynCardia’s purposes.

5.8	Complaint Handling and Quality Responsibility

5.8.1  SynCardia shall be solely responsible for all complaint investigations and adverse event reporting, e.g., MDRs, vigilance reports and other quality and compliance issues as the manufacturer of the TAH, including any related to the component Hall Valve.

5.8.2  SynCardia shall be solely responsible for any field corrective actions related to the TAH, including any related to the component Hall Valve.

5.9	Reports and Audit.

SynCardia and Medtronic acknowledge and agree that Medtronic assumes no liability for SynCardia’s possible manufacture of, and sale, as a component part of its TAH, the Hall Valves. Due to Medtronic’s longstanding reputation and good will in the medical device industry associated with Med-Hall Valve, SynCardia will provide information to Medtronic on its production of the Hall Valves as follows:

5.9.1   Complete reports to Medtronic each month detailing:

(a)	the number of Hall Valves manufactured and sold;
(b)	all complaints related to the Hall Valve;
(c)	any and all regulatory issues related to the Hall Valve; and
(d)	any and all quality issues related to the Hall Valve.

5.9.2   Medtronic shall have the right, in its sole discretion, to audit SynCardia’s records, relating to the manufacture, receipt and acceptance of Hall Valves, and the sale of TAH with the component Hall Valve (including, in each case, records of complaints, regulatory issues and quality issues), as necessary to ascertain SynCardia’s compliance with applicable regulatory requirements and with its Royalty payment obligations under this Agreement. SynCardia may require Medtronic and/or its representatives conducting any audit to execute a reasonable confidentiality agreement with SynCardia prior to commencing the audit. Such audits may be conducted during normal business hours upon reasonable prior written notice to SynCardia, but no more frequently than once per year, except in the case of for-cause audits. SynCardia shall not be obligated to disclose or make available to Medtronic’s representatives any information or records not necessary to ascertain SynCardia’s compliance with applicable regulatory requirements and with its Royalty payment obligations under this Agreement.

6.	Representations and Warranties

6.1	Each party warrants that it has full authority to enter into this Agreement.

6.2	Medtronic Warranties

6.2.1   Medtronic warrants that, after reasonable efforts to locate, Medtronic is providing documents in its possession that it believes, to the best of its knowledge, relate to the design and manufacturing of the Hall Valve, and that, to the best of its knowledge, the documents provided, or will provide, are true and complete copies of such documents it has.

6.2.2   Medtronic warrants that it has not received written notice from any third party, in the three years prior to the Effective Date, claiming that the Hall Valve infringes third party patent rights.

EXCEPT AS OTHERWISE EXPLICITLY SET FORTH HEREIN, MEDTRONIC EXPRESSLY DISCLAIMS TO SYNCARDIA ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING WARRANTIES OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF INTELLECTUAL PROPERTY, ARISING OUT OF THE MANUFACTURE, USE OR SALE OF THE HALL VALVE.

6.3	SynCardia Warranties

6.3.1   SynCardia warrants that it will be responsible for all regulatory approvals and such commercial and legal responsibilities as in the normal course of business for the manufacture and sale of the TAH with the component Hall Valve;

6.3.2   SynCardia warrants that it will not manufacture the Hall Valve, or enable third parties to, for any purpose other than as a component part of the TAH;

6.3.3   SynCardia warrants that it will not use, sell, have sold, offer for sale, import and distribute, the Hall Valve, except as a component part of TAH; and

6.3.4   SynCardia warrants that it will manufacture, promote and sell the TAH in compliance with all applicable laws and regulations.

7.	Intellectual Property

Medtronic will continue to own any and all intellectual property rights in and to the Hall Valve.

Except as specifically provided in this Agreement, SynCardia shall not have any other license rights or any other rights in any intellectual property of Medtronic.

8.	Trademarks, Trade names and Marketing Rights

SynCardia shall not have any right to use the names, or brand names, or Trademarks, “Medtronic”, “Med-Hall”, or “MedHall” (“Names”). Medtronic grants no marketing, advertising or other such commercial use of the Names, or the relationship of Medtronic to SynCardia, without written prior approval.

9.	Covenants Not to Sue

9.1	Medtronic covenants, on behalf of itself, its Affiliates, and its and their respective successors and assigns of any intellectual property rights in or to the Hall Valve, that none of them will sue, or assert any claim against, SynCardia or any of its contract manufacturers, for patent infringement, or for misappropriation or violation of any other intellectual property rights, for SynCardia’s exercise of the rights granted in the License. SynCardia’s contract manufacturers are intended third-party beneficiaries of this covenant.

9.2	Medtronic covenants, on behalf of itself, its Affiliates, and its and their respective successors and assigns of any trademark right or other rights in or to the Names, not to sue SynCardia, or its contract manufacturers for any trademark infringement for the use of the term “Hall”, as SynCardia’s own trademark or marketing branding in conjunction with TAH, including such combinations as “SynCardia Hall Valve” or “SynHall Valve” for the component use of the Hall Valve in the TAH.

10.	Indemnity

10.1	SynCardia shall indemnify, defend and hold harmless Medtronic and its Affiliates, and their respective officers, directors, employees, shareholders, agents and representatives (each, a “Medtronic Indemnitee”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Medtronic Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party (“Claims”) to the extent such Losses result from, or arise out of, SynCardia’s alleged negligence or breach of this Agreement including without limitation: infringement, misappropriation, product liability, and quality and performance-related claims associated with the Hall Valve. Medtronic shall notify SynCardia promptly after Medtronic becomes aware of any claim by any third party with respect to which Medtronic or any other Medtronic Indemnitee would be entitled to indemnification hereunder, shall permit SynCardia to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested (at SynCardia’s expense) in the defense of the Claim. SynCardia shall have no indemnification obligation under this Section 10.1 with respect to amounts paid in settlement of any action with respect to a Claim, if such settlement is effected without SynCardia’s consent. SynCardia shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the applicable Medtronic Indemnitee(s) from all liability with respect thereto, that imposes any liability or obligation on any Medtronic Indemnitee or that acknowledges fault by any Medtronic Indemnitee; in each case, without the prior written consent of Medtronic.

10.2	SynCardia acknowledges and agrees that Medtronic has no obligation under this Agreement, and SynCardia hereby waives any right under any law to require Medtronic, to indemnify or defend SynCardia for any third party claim.

11.

Limitation of Remedies. Except in the case of breach of Sections 5.4 (Confidentiality), 7 (Intellectual Property), and 8 (Trademarks, Trade names and Marketing Rights), IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR

SPECIAL DAMAGES OF ANY KIND; provided, however, that this Section 11 shall not be construed to limit SynCardia’s indemnification obligations under Section 10 with respect to third party Claims.

12.	Assignment and Change of Control

12.1	Except as expressly set forth in Section 13.1(b), SynCardia shall have no right to assign this Agreement, without the written approval of Medtronic, provided, however;

12.1.1 SynCardia shall have the right to assign this Agreement and its rights and obligations hereunder, without Medtronic’s consent, in the following situations:

(a)	in connection with the transfer or sale of all or substantially all of SynCardia’s business relating to TAH to a third party, whether by merger, sale of stock, sale of assets or otherwise (“Change of Control”), under the following conditions:

(i)	if SynCardia is not the acquiring or surviving entity in the Change of Control, such acquiring or surviving entity agrees in writing, as a condition of closing on the Change of Control, to be bound by all terms and conditions of this Agreement and such written agreement is provided to Medtronic no later than 5 business days after the closing of the transaction; or

(b)	to an Affiliate of SynCardia, on the condition that:

(i)	SynCardia shall remain liable and responsible to Medtronic for the performance and observance of SynCardia’s obligations by such Affiliate.

12.2    The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

13.	Term and Termination

The Agreement shall become effective on the Effective Date and shall continue for a term of Ten (10) years thereafter, unless earlier terminated as follows:

13.1	Medtronic may terminate this Agreement and revoke the License if:

(a)	SynCardia fails to make a quarterly payment of Royalties pursuant to Section 5.2.1 and fails to cure such non-payment within 30 days of notice; or
(b)	SynCardia is the subject of any liquidation proceedings, including, but not limited to, liquidation pursuant to Chapter 7 of Title 11 of the United States Code. For clarity, Medtronic shall not have the right to terminate this Agreement pursuant to this Section 13.1(b) as a consequence of: (i) any in-court or out-of-court reorganization or restructuring of SynCardia, including, but not limited to, any reorganization pursuant to Chapter 11 of Title 11 of the United States Code (“Chapter 11”), or (ii) the filing by, on behalf of, or against SynCardia in a U.S. bankruptcy court of a petition pursuant to said Chapter 11; provided, however, that SynCardia shall give Medtronic written notice at least five (5) business days prior to effecting a reorganization or restructuring as described in Section 13.1(b)(i) or the filing of a Chapter 11 petition as described in Section 13.1(b)(ii), except that if providing five (5) business days’ prior written notice to Medtronic would violate any applicable law, rule, regulation or order, or if SynCardia itself does not receive advance notice of a third party’s intent to file a Chapter 11 petition against SynCardia, SynCardia shall provide written notice to Medtronic as soon thereafter as is legally permissible and/or practicable under the circumstances (as applicable). Medtronic hereby agrees and consents that, in the event an order for relief under Chapter 11 has been entered with respect to SynCardia, SynCardia shall be permitted to assume, or assume and assign, this Agreement and all licenses set forth herein pursuant to 11 U.S.C. § 365, notwithstanding any right Medtronic may have pursuant to 11 U.S.C. § 365(c)(1) to object to such assumption, or assumption and assignment. This consent shall constitute an irrevocable consent pursuant to 11 U.S.C. § 365(c)(1)(B). For clarity, the foregoing consent applies only in the context of a Chapter 11 reorganization or the filing of a Chapter 11 petition and shall not be construed as modifying in any way the parties’ respective rights and obligations under Section 12 hereof with respect to any other assignment of this Agreement; or
(c)	SynCardia exits the TAH business; or
(d)	SynCardia materially breaches any part of this Agreement and does not cure such breach within 60 days of notice.

13.2	SynCardia may terminate this Agreement and the license is thereby revoked:

(a)	for convenience; or

(b)	if Medtronic materially breaches any part of this Agreement and does not cure such breach within 60 days of notice.

14.	Governing Law and Venue

The Agreement will be construed in accordance with and governed by the laws of the State of Minnesota, USA, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction. The exclusive venue for actions relating to this Agreement is the federal and state courts for Hennepin County, Minnesota.

15.	Entire Agreement

This Agreement, together with the Security Agreement, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications between the Parties, whether oral, written or otherwise, related to the Hall Valve, except for the Security Agreement.

16.	Survival

Neither expiration nor termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. Sections 5.4 (Confidentiality), 5.6 (Security Agreement), 5.8 (Complaint Handling and Quality Responsibilities), 7 (Intellectual Property), 8 (Trademarks, Trade names and Marketing Rights), 10 (Indemnity), 11 (Limitation of Remedies), 12 (Assignment and Change of Control), 14 (Governing Law), 16 (Survival), 18 (Notices), 19 (Modifications to Agreement), 20 (Waiver) and 21 (Section 365(n) of Bankruptcy Laws), will survive termination or expiration of this Agreement. In addition, the following provisions of this Agreement shall survive expiration (but not termination) of this Agreement: Sections 2 (License Grant), 3 (Contract Manufacturers) and 9 (Covenants Not to Sue).

17.	Counterparts

More than one counterpart of this Agreement may be executed by the Parties, and each fully executed counterpart shall be deemed an original.

18.	Notices

All notices and demands hereunder shall be in writing and shall be made by certified or registered mail, return receipt requested, or by a nationally recognized private express courier to the address of the receiving party set forth in this Agreement (or at such different address as may be designated by such party by written notice to the other party) and shall be deemed complete upon receipt. Notices addressed to Medtronic shall be sent to:

If to Medtronic:

Vice President Business Development

8200 Coral Sea St. NE Mail Stop MV276,

Mounds View, MN 55112

With copy to: Senior Legal Director for Structural Heart, 8200 Coral Sea St. NE Mail Stop MV276, Mounds View, MN 55112

If to SynCardia:

Michael Garippa

CEO and President

SynCardia Systems, Inc.

1992 Silverlake Road

Tucson, AZ 85713

19.	Modifications to Agreement.

This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf or each of the Parties to this Agreement by their duly authorized representatives.

20.	Waiver.

The failure of either Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

MEDTRONIC, INC.

By:	/s/ John Mach

Print Name:	John Mach

Its:	VP Business Development, Strategic & Portfolio Mgt.

Dated:	July 30, 2013

SYNCARDIA SYSTEMS, INC.

By:	/s/ Michael P. Garippa

Print Name:	Michael P. Garippa

Its:	CEO and President

Dated:	July 24, 2013